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                          [COOLEY GODWARD LETTERHEAD]

May 17, 1996


Cortech, Inc.
6850 N. Broadway
Denver, Colorado 80221


RE:  FORM S-8 REGISTRATION STATEMENT


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cortech, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 20,000 shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to the Stock Option Agreement dated March 14, 1996 (the "Agreement").

In connection with this opinion, we have examined the Registration Statement, your Certificate of Incorporation and Bylaws, as amended, the Agreement, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Agreement and the Registration Statement, will be validly issued, fully paid, and nonassessable.

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[COOLEY GODWARD LOGO]

Cortech, Inc.
May 17, 1996
Page 2



We consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


COOLEY GODWARD CASTRO
HUDDLESON & TATUM


By:  /s/ Alan C. Mendelson
   --------------------------
      Alan C. Mendelson